EXHIBIT 23.1

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Landmark Bancorp, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-103091 on Form S-8 of Landmark Bancorp, Inc. of our report dated February 27, 2004, relating to the consolidated balance sheets of Landmark Bancorp, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, respectively, which report appears in the December 31, 2003 annual report on Form 10-K of Landmark Bancorp, Inc.  Our report refers to a change in method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Kansas City, Missouri
March 30, 2004